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F: +1 909.647.9665
www.vrdt.com

News Release

Verdant selected as featured presenter at CleanEquity®, March 28-30, 2012 in beautiful Monaco.

LOS ANGELES, March 26, 2012 – VRDT Corporation ("Verdant") announced today that it has been invited to participate as a featured presenter at this year's CleanEquity® conference in Monaco on March 28-30, 2012. Verdant will deliver a presentation showcasing its business model for improving the efficiency and convenience of energy, including the unveiling of the Verdant Ecosystem.

CleanEquity® Monaco was conceived by His Serene Highness Prince Albert II of Monaco & Mungo Park, Chairman of Innovator Capital, to accelerate cleantech innovation and implementation and provide expert intelligence on emerging clean technologies. This year the Nobel Sustainability Trust has joined as a co-host.

The two-day, twin-track conference will host up to 300 delegates and will give a glimpse into approximately 40 of the world's most promising emerging technologies, including Verdant's. Also, delegates are invited to take part in six provocative and engaging plenary/workshop sessions.

Verdant Executive Chairman, Graham Norton-Standen, expressed his excitement regarding the opportunity for Verdant to take part in the event and pointed out that, "as part of CleanEquity® Monaco, we will be able to foster and develop relationships with key opinion leaders, strategic investors, financiers and entrepreneurs who focus on the cleantech industry. There is no better stage than CleanEquity® Monaco for us to introduce many of our robust solutions to consumers who are looking for sustainable, cost effective and easily adoptable energy alternatives."

Given the continued growth in demand for energy being fueled by the electrification of transportation, exciting new consumer devices and integrated smart technologies, the time for Verdant solutions could not be better.

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For more information, please contact Maria Foskaris at (949) 633-3467.

About VRDT Corporation
VRDT Corporation ("Verdant") is a strategic organization for clean technology, transportation and infrastructure related ventures and initiatives. Verdant brings together technology, manufacturing and services to significantly enhance efficiencies in energy usage that also support electrification of transportation. This increased efficiency also breeds creation of community and commercial based energy storage systems in order to balance energy usage more effectively.